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EXHIBIT 10.15
December 17, 1999

Mr. Arthur E. Wegner
Chief Executive Officer
Raytheon Aircraft Company
9709 East Central
Wichita, KS  67026

Dear Art:

         Please accept this letter confirming the understandings we have reached with respect to your resignation from Raytheon Company and your retirement. This letter also incorporates your entitlements under the Change in Control Severance Agreement dated November 22, 1995, as amended.

1.   Resignation Date: Your resignation will be effective July 31, 2000.

2. Retirement Date: The effective date of your retirement will be August 1, 2000, at which time you will be seen by the plan as having ten (10) years of service.

3. 2000 Results Based Incentive ("RBI") Bonus: You shall receive a 2000 RBI Bonus based on established performance standards.

4. Long Term Achievement Program ("LTAP"): You will be entitled to a pay-out, if any, concerning the 1999 Transition, 2000 Transition and 1999-2000 LTAP plans, pursuant to their terms, including pro-ration as provided by the plans.

5. Severance Compensation: Pursuant to Section 2.2(a)(i) of the CIC Agreement, you will be paid the following:

     (a) Three times Base Salary as of December 1999:               1,563,000

     (b) Three times target 2000 Results Based Incentive Bonus      1,260,000

     (c) Pro-rata targeted 2000 Results Based Incentive Bonus         210,000

     (d) Present value of SERP benefit as of August 1, 2000,
         including 3 years of additional service and age            1,188,214
                                                                   ----------
                                                                   $4,221,214

6. Employee Benefits: You may continue, on an active employee basis, in company-sponsored medical, dental and Senior Executive Life Insurance programs for three (3) years from the effective date of your resignation.

7.   Personal Time Off ("PTO"): You will be paid your unused accrued PTO.

8. Stock Options: As a retiree, you will have three years from your last day actually worked as an active employee at Raytheon to exercise outstanding vested stock options.
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9.   Litigation Cooperation: You agree that, in the event that Raytheon Company becomes a party in any legal or administrative proceeding or asserted claim relating to events which occurred during your employment, you will cooperate to the fullest extent reasonably possible in the preparation and presentation by Raytheon Company in the prosecution or defense, including without limitation the execution of affidavits or other documents providing information requested by Raytheon Company.

10. Ethics Compliance: You hereby represent and warrant that, to the best of your knowledge, you have complied in full with all Raytheon Company policies related to ethics, and have disclosed to Raytheon Company all matters which were required to be disclosed by said policies. In particular, you represent and warrant that, to the best of your knowledge except as so disclosed by you, you have no information which you believe could be the basis for any charge of a violation of law by Raytheon Company or persons associated with Raytheon Company, including but not limited to violations of the False Claims Act or any federal or state environmental statute.

11. Security Clearance: In the course of your employment at Raytheon Company, you may have come into possession of or exposure to matters due to your security clearance. Raytheon Company reminds you that disclosure of any information which came to you as a result of your security clearance, including work product, company plans and other matters, shall not be discussed or revealed in any way, except if required to do so pursuant to a proceeding instituted by an appropriate government agency or at the request of an authorized company agent.

12. Confidential and Proprietary Information: You agree to keep all confidential and proprietary information of the Company, its subsidiaries and affiliated companies, including joint venture partners, strictly confidential except to the extent disclosure is required by law or court order.
13. Confidentiality of This Agreement: You and Raytheon Company mutually agree to keep the terms and conditions of this Agreement confidential and will not disclose the terms hereof to anyone, except to immediate family members, tax accountants, lawyers, and/or others who have a reasonable need to know the terms hereof.

14. Insider Information: In the course of your responsibilities you may constitute an "insider" for securities law purposes. We would like to remind you that any financial plan, program, estimate or matter not readily available to the general public shall be kept in strictest confidence and may not be disclosed or discussed.

15. Arbitration: Any dispute arising under this Agreement shall be settled by arbitration. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association before a panel of three arbitrators sitting in a city to be determined by mutual agreement. The decision of the arbitration panel shall be final and binding on both parties. Judgment may be entered on the award of the arbitrators in any court having proper jurisdiction.

         This Agreement sets forth the entire agreement and understandings of the parties and supersedes all previous discussions, commitments or agreements.

         If you have any questions about this Agreement, please contact me.

                                       Sincerely,

                                       Keith J. Peden
                                       Vice President, Deputy Director
                                       Human Resources

cc: D. M. Donovan

ACCEPTED:

Arthur E. Wegner
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